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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Agree Realty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENERAL
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
PROPOSALS FOR NEXT ANNUAL MEETING
ANNUAL REPORT

AGREE REALTY CORPORATION
31850 Northwestern Highway
Farmington Hills, MI 48334

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 8, 2006

       NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of AGREE REALTY CORPORATION, a Maryland corporation, will be held at 11:00 a.m. local time, on May 8, 2006, at the Courtyard by Marriott, 31525 West 12 Mile Road, Farmington Hills, Michigan for the following purposes:

1.	To elect two directors to serve until the annual meeting of stockholders in 2009 or until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
      Stockholders of record at the close of business on March 13, 2006 will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.
      Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors

Kenneth R. Howe
Vice President, Finance and
Secretary
March 31, 2006
Farmington Hills, Michigan

AGREE REALTY CORPORATION
31850 Northwestern Highway
Farmington Hills, MI 48334

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 8, 2006

GENERAL
      This proxy statement is furnished by our board of directors in connection with the solicitation by the board of directors of proxies to be voted at the annual meeting of stockholders to be held at 11:00 a.m. local time on May 8, 2006, at the Courtyard by Marriott, 31525 West 12 Mile Road, Farmington Hills, Michigan, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on March 13, 2006, will be entitled to vote.
      Voting. Any proxy, if received in time, properly signed and not revoked, will be voted at the annual meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted for the proposal set forth in this proxy statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivery of a written statement to our corporate Secretary stating that the proxy is revoked, (ii) by preparation of a subsequent proxy executed by the person executing the prior proxy, or (iii) by attendance at the annual meeting and voting in person.
      Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspectors appointed for the meeting, and the inspectors, assisted by the Company’s Secretary, will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders.
      Quorum. The presence, in person or represented by proxy, of the holders of a majority of our common stock (3,853,424 shares) entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. However, if a quorum is not present at the annual meeting, the stockholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented. Pursuant to our bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum at the annual meeting. A broker “non-vote” occurs when a nominee holding common stock does not vote on a particular proposal because the nominee does not have a discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
      Cost of Proxy Solicitation. Solicitation of proxies will be primarily by mail. However, our directors and officers also may solicit proxies by telephone or telecopy or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by us. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons. It is anticipated that this proxy statement and the enclosed proxy card first will be mailed to stockholders on or about March 31, 2006.
      Outstanding Stock. As of March 13, 2006, the record date, 7,706,846 shares of our common stock, $.0001 par value per share, were outstanding. Each share of common stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the record date, our executive officers and directors had the power to vote approximately 3.58% of the outstanding shares of common stock. Our executive officers and directors have advised us that they intend to vote their shares of common stock in favor of the proposal set forth in this proxy statement.
      Required Vote. Plurality approval is required to elect our directors. Abstentions and broker non-votes are not counted for purposes of the election of directors.
ELECTION OF DIRECTORS
NOMINEES AND DIRECTORS
      Our board of directors currently consists of six directors. The directors are divided into three classes, consisting of two members whose terms expire at this annual meeting, two members whose terms expire at the 2007 annual meeting of stockholders and two members whose terms expire at the 2008 annual meeting of stockholders. At this annual meeting, two directors will be elected and qualified. Richard Agree and Michael Rotchford are nominees for election as directors at the annual meeting, to hold office for a term of three years until the annual meeting of stockholders to be held in 2009. The terms of Ellis Wachs and Leon M. Schurgin expire in 2007 and the terms of Farris G. Kalil and Gene Silverman expire in 2008. Directors are elected by a plurality of the votes cast at the annual meeting either in person or by proxy.
NOMINEES FOR ELECTION AS DIRECTOR
      THE FOLLOWING INDIVIDUALS ARE NOMINATED FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING
      The board of directors, on the recommendation of the nominating and corporate governance committee, has nominated Mr. Richard Agree and Mr. Michael Rotchford to serve as directors until the 2009 annual meeting of stockholders and until their respective successors have been duly elected and qualified. Each nominee has indicated a willingness to serve as a director.
      Richard Agree, 62, has been President and Chairman of the Board of Directors since December 1993. Prior thereto, he worked as managing partner of the general partnerships which held the Company’s properties prior to the formation of the Company and the initial public offering and was President of the predecessor company since 1971. Mr. Agree has managed and overseen the development of over 5,000,000 square feet of anchored shopping center space during the past 35 years. He is a graduate of the Detroit College of Law, a member of the State Bar of Michigan and the International Council of Shopping Centers.
      Michael Rotchford, 47, has been a Director of the Company since December 1993. He is an Executive Managing Director for Cushman & Wakefield, Inc., a company specializing in real estate services. Prior to joining Cushman & Wakefield in 2000 he served as Managing Director of The Saratoga Group, an investment banking organization specializing in tax and asset-based financing. Mr. Rotchford had been with The Saratoga Group from 1991 to 2000. Prior to 1991, Mr. Rotchford was a Director in the investment banking division of Merrill Lynch & Co. where he managed the commercial mortgage placement group. Mr. Rotchford holds a bachelor’s degree, with high honors, from the State University of New York at Albany. He is also a licensed real estate broker.

OTHER DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING
      Ellis G. Wachs, 76, has been a Director of the Company since 1993. Mr. Wachs is one of the four founders of Charming Shoppes, Inc. where, for a forty year period ending in 1991, he held various positions, including Executive Vice President, with various responsibilities including merchandise acquisition, real estate leasing and site location. Since 1991 he has served as a consultant to Charming Shoppes, Inc. and he currently is a real estate investor. He is a graduate of the University of Illinois and a board member of the Philadelphia Free Library.
      Leon M. Schurgin, 64 has been a Director of the Company since March 2004. He is a Senior Shareholder in the law firm of Sommers Schwartz, a law firm with over seventy-five lawyers located in Southfield, Michigan. Mr. Schurgin holds a Bachelors Degree in Business Administration from the University of Michigan, a Juris Doctorate Degree, Magna Cum Laude, from Wayne State University and a Masters of Law Degree in Taxation from Wayne State University. He is also a certified public accountant.
      Farris G. Kalil, 67, has been a director since December 1993. Mr. Kalil has been a financial consultant since June 1999. From November 1996 until his retirement in May 1999 Mr. Kalil served as Director of Business Development for the Commercial Lending Division of Michigan National Bank, a national banking institution. From May 1994 to November 1996, Mr. Kalil served as a Senior Vice President for Commercial Lending at First of America Bank — Southeast Michigan, N.A. Prior thereto, Mr. Kalil served as a Senior Vice President of Michigan National Bank where he headed the Commercial Real Estate Division, Corporate Special Loans, Real Estate Asset Management/ Real Estate Owned Group, and the Government Insured Multi-Family Department. Mr. Kalil received his B.S. from Wayne State University and continued his education at the Northwestern University School of Mortgage Banking.
      Gene Silverman, 72, has been a director since April 1994. Mr. Silverman has been a consultant to the entertainment industry since 1996. From July 1993 until his retirement in December 1995, Mr. Silverman served as the President and Chief Executive Officer of Polygram Video, USA, a division of Polygram N.V., a New York Stock Exchange listed company. Prior thereto, he was Senior Vice President of sales at Orion Home Video from 1987 through 1992.
      The Board of Directors met five times during fiscal year 2005. During the year ended December 31, 2005, each director attended 75 percent or more of the aggregate of both (i) the total number of the meetings of the board of directors, and (ii) the total number of meetings held by all committees of the board on which each such director served.
COMPENSATION OF DIRECTORS
      Our directors are paid an annual fee of $17,500. In addition, the chairman of our audit committee receives an annual fee of $4,000. Directors traveling from outside the Farmington Hills, Michigan area are reimbursed for out-of-pocket expenses in connection with their attendance at meetings. For the year ended December 31, 2005, we paid total compensation of $91,500 to our directors. No fees are paid to directors who are our employees.
COMMITTEES OF THE BOARD OF DIRECTORS
      Our board of directors has an audit committee, an executive committee, an executive compensation committee and a nominating and governance committee.
      Audit Committee. The audit committee members are: Farris Kalil (Chairman), Ellis Wachs and Gene Silverman, each of whom has been determined by our board of directors to meet the standards for independence required of audit committee members by the New York Stock Exchange and applicable SEC rules. The board of directors has further determined that all members of the audit committee are financially literate and the audit committee chairman, Farris Kalil, possesses financial management expertise, within the meaning of the listing standards of the NYSE. No member of the audit committee is an audit committee financial expert within the meaning of applicable SEC rules. Our accounting policies and procedures and the financial information related to our business are monitored by the audit committee and are fully understood by the members. Our Board of Directors has determined that an audit committee financial expert is not required at this time. Since the audit committee does not have a financial expert, the committee works closely with our independent auditors and independent financial advisors in the application of accounting standards and internal accounting controls. The audit committee met two (2) times during 2005. In addition, on three (3) occasions the audit committee authorized Farris Kalil, Chairman to act on behalf of the committee in reviewing with management and our independent public accountants, our quarterly financial statements.
      Executive Committee. The executive committee members are: Richard Agree (Chairman), Michael Rotchford and Ellis Wachs. The committee has the authority to acquire and dispose of real property and the power to authorize, on behalf of the full board of directors, the execution of certain contracts and agreements, including those related to our borrowing of money, and generally to exercise all other powers of the board of directors except for those which require action by a majority of the independent directors or the entire Board. Our executive committee met once during 2005.
      Executive Compensation Committee. The executive compensation committee members are: Gene Silverman (Chairman), Ellis Wachs and Farris Kalil each of whom has been determined by the board of directors to meet the NYSE’s standards of independence. The executive compensation committee determines compensation for our executive officers, in addition to administering our stock option and other employee benefit plans, including our 1994 Stock Incentive Plan. Our executive compensation committee met one (1) time during 2005.
      Nominating and Governance Committee. The nominating and governance committee members are: Michael Rotchford (Chairman), Farris Kalil and Gene Silverman, each of whom has been determined by the board of directors to meet the NYSE’s standards for independence. The committee establishes criteria and qualifications for potential board members and identifies high quality individuals with the core competencies and experience to become members of our board of directors. The committee also establishes corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards and recommends to the board the corporate governance guidelines applicable to us. The nominating and governance committee met one (1) time during 2005.
EXECUTIVE OFFICERS
      The following sets forth certain information with respect to Mr. Agree, Mr. Howe, Mr. Prueter, Mr. Carter and Ms. Whalen-Umphryes, our executive officers who are not directors of the Company.
      Joey Agree, 27, has been Executive Vice President since January 2006. Prior to being appointed to this position, Mr. Agree supervised our development and acquisition activities. Prior to joining us in March 2005, Mr. Agree was employed by Grand/ Swaka Properties, one of the largest private developers in the Midwest, as a director of land acquisitions. He is a member of the State Bar of Michigan and the International Council of Shopping Centers. He holds a J.D. from Wayne State University Law School and a B.A. in Political Science from the University of Michigan.
      Kenneth R. Howe, 57, has been Vice President, Finance since June 1994 and our Secretary since November 1993. Prior to being appointed as Vice President, Finance, Mr. Howe served as our Chief Financial Officer since November 1993. From 1989 to April 1994 he was Controller of Agree Development Company, our predecessor. From 1984 to 1989, he was a partner in Straka, Jarackas and Company, a public accounting firm with which he was employed since 1974. He is a graduate of Western Michigan University and a certified public accountant.
      David J. Prueter, 50, has been Vice President since January 10, 2000. From 1997 until joining us, Mr. Prueter was Director of U.S. Real Estate for Borders, Inc. Prior to joining Borders, Inc. Mr. Prueter served as the Senior Manager of Real Estate Operations for the Kroger Co. Mr. Prueter is a state committee member of the Michigan chapter of the International Council of Shopping Centers, holds a MCR from NACORE and is a graduate of Western Michigan University.

      Charles T. Carter, Jr., 45, has been a Vice President, since August 1, 2005. From May, 2002 until joining us Mr. Carter was employed by Watkins Associated Developers where he was involved with the development of grocery anchored shopping centers. Prior to joining Watkins he served as a Development Director for JDN Corporation, a Real Estate Investment Trust. Mr. Carter is a member of the International Council of Shopping Centers. He graduated from the University of Southern Mississippi.
      Vicky Whalen-Umphryes, 44, has been Vice President since October 1, 2005. From April 2003, until joining us Ms. Whalen-Umphryes was employed by The Home Depot as Director of Real Estate. Prior to joining Home Depot in November 2000, she was employed as a Senior Real Estate Manager for Meijer Corporation, a Grand Rapids based Michigan retailer. She is a member of the International Council of Shopping Centers and the National Association of Corporate Real Estate Executives. She is a graduate of Ferris State University.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file reports of holdings and transactions in our securities with the SEC and NYSE. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. Based solely upon a review of the reports furnished to us with respect to fiscal 2005, we believe that all SEC filing requirements applicable to our executive officers and directors were satisfied.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The beneficial ownership of our common stock (our only outstanding class of equity securities) with respect to each director, each executive officer, each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, and all of our directors and executive officers as a group as of March 10, 2006 is set forth below.

	Amount and
	Nature of
Name and Business	Beneficial	Percent
Address of Beneficial Owners(1)	Ownership(2)	of Class

Richard Agree	510,440	6.09%
Goldman Sachs Asset Management, L.P.	482,506	5.75%
Wells Fargo and Company	448,200	5.35%
David J. Prueter	64,120	*
Kenneth R. Howe	55,750	*
Gene Silverman	20,159	*
Farris G. Kalil	8,000	*
Leon M. Schurgin	4,150	*
Ellis G. Wachs	4,000	*
Joey Agree	2,500	*
Vicky Whalen-Umphryes	2,000	*
Michael Rotchford	1,000

All directors and executive officers as a group (10 persons)	672,119	8.02%

*	Less than 1%

(1)	The address of each person is c/o the Company at 31850 Northwestern Highway, Farmington Hills, MI 48334. The address for Goldman Sachs Asset Management, L.P. is 30 Hudson Street, Jersey City, NJ 0730. The address for Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94105.

(2)	Includes shares of common stock issuable upon conversion of limited partnership units held by Richard Agree in Agree Limited Partnership, our operating partnership. These units entitle Mr. Agree to acquire 347,619 shares of common stock. These numbers also include shares of common stock subject to options exercisable within 60 days granted to Mr. Howe of 4,900 shares and 39,600 shares of common stock assigned by Mr. Agree to his children’s irrevocable investment trusts. These numbers also include 89,900, 50,250, 22,500, 2,500 and 2,000 shares of restricted stock held by Messrs. Agree, Howe, Prueter, Joey Agree and Ms. Whalen-Umphryes, respectively.
CORPORATE GOVERNANCE
      We operate within a plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The board has affirmatively determined that Farris Kalil, Michael Rotchford, Gene Silverman and Ellis Wachs, a majority of the Board of Directors, are independent for the purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and all of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent for the purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange.
      Our board has adopted a charter for each committee (other than the Executive Committee) and our board has adopted a Chief Executive Officer and Chief Financial Officer Code of Professional Ethics. We also have a written Code of Business Conduct and Ethics. These documents along with our governance principles may be viewed by accessing the corporate governance link on our website (www.agreerealty.com). In addition, copies of these documents may be obtained without charge by writing Agree Realty Corporation, 31850 Northwestern Highway, Farmington Hills, MI 48334, Attention Kenneth R. Howe, Secretary.
DIRECTOR NOMINATION PROCEDURES
      Director Qualifications. Our Nominating and Corporate Governance Committee has established policies for the desired attributes of the Board as a whole. The Board will seek to ensure that a majority of its members are independent within NYSE listing standards. Each director generally may not serve as a member of more than six other public company boards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, high performance standards and must be committed to representing the long-term interests of the Company and the stockholders. In addition, directors must be committed to devoting the time and effort necessary to be responsible and productive members of the Board. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.
      Identifying and Evaluating Nominees. Our Nominating and Corporate Governance Committee regularly assesses the appropriate number of directors comprising the Board and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating and Corporate Governance Committee may consider those factors it deems appropriate in evaluating director candidates including judgment, skill, and diversity, strength of character, experience with businesses and organizations comparable to our size or scope, experience and skill relative to other Board members and specialized knowledge or experience. Depending on the current needs of the Board, certain factor may be weighted more or less heavily by the Nominating and Corporate Governance Committee. In considering candidates for the Board, the Nominating and Corporate Governance Committee evaluates the entirety of each candidates credentials and other than the eligibility requirements established by the Nominating and Corporate Governance Committee, does not have any specific minimum qualifications that must be met by a nominee. The Nominating and Corporate Governance Committee considers candidates for the Board from any responsible source, including current Board members, stockholders, professional search firms or other persons. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating and Corporate Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates
      Stockholder Nominees. Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a stockholder entitled to vote, who delivers written notice along with the additional information and materials required by the Bylaws to our Secretary not later than the close of business on the 60th day, and not earlier than the close of business on the 90th day, prior to the anniversary of the preceding year’s annual meeting. For our annual meeting in the year 2007, our Secretary must receive this notice after the close of business on February 7, 2007, and prior to the close of business on March 9, 2007. You can obtain a copy of the full text of the Bylaw provision by writing to our Secretary at the address appearing on the first page of this Proxy Statement.
      Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and sufficient biographical information to demonstrate that the nominee meets the qualification requirements for Board service as set forth under “Director Qualifications.” The nominee’s written consent to the nomination should also be included with nominating submission, which should be addressed to: Agree Realty Corporation at the address appearing on the first page of this Proxy Statement, Attention: Secretary.
INDEPENDENCE OF DIRECTORS
      Pursuant to our Corporate Governance Guidelines, which require that a majority of our directors be independent within the meaning of NYSE corporate governance standards, the Board undertook a review of the independence of directors nominated for election at this annual meeting. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company, including those reported under Proposal One, and under “Certain Relationships and Related Transactions” below. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
      As a result of this review, the Board affirmatively determined that Mr. Rotchford who is nominated for election at this annual meeting is independent of the Company and its management. Mr. Agree, who serves as our President and Chief Executive Officer, is also nominated for election at this annual meeting and is not deemed to be independent.
NON-MANAGEMENT DIRECTOR EXECUTIVE SESSION
      In accordance with New York Stock Exchange listing standards, our non-management directors meet at least once a year without management. Non-management directors are all directors who are not employees or officers of the Company and include directors who are determined to be independent by our board of directors by virtue of the existence of a material relationship with the company. The board has not designated a lead director, or a single director to preside at executive sessions. The person who presides over executive sessions of non-management directors is selected at each meeting.

STOCKHOLDER COMMUNICATION WITH NON-MANAGEMENT DIRECTORS
      Our stockholders who want to communicate with our non-management directors confidentially may do so by sending correspondence to:

Non-Management Directors
Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, MI 48334
Attention: Secretary
      Please note that the mailing envelope must contain a clear notification that it is confidential and your letter should indicate that you are a stockholder of Agree Realty Corporation.
COMMUNICATIONS WITH DIRECTORS
      Interested parties and stockholders of Agree Realty Corporation who want to communicate with the board or any individual director can write to:

Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, MI 48334
Attention: Secretary
      Your letter should indicate that you are an interested party or a stockholder of Agree Realty Corporation. Depending on the subject matter, the Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly; for example where it is a request for information about our company or if it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
DIRECTORS’ ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS
      It has been and is the policy of our board of directors to expect that directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All members of the board of directors with the exception of Ellis Wachs attended our 2005 annual meeting of stockholders.

EXECUTIVE COMPENSATION
ANNUAL COMPENSATION
      The following table summarizes the compensation paid by us for each of the fiscal years ended December 31, 2005, 2004 and 2003, to the Chief Executive Officer and the four other executive officers (named Executive Officers) who received a total annual salary and bonus in excess of $100,000 in fiscal 2005.
SUMMARY COMPENSATION TABLE

					Long-term Compensation

							Common Stock
	Annual Compensation				Restricted		Underlying
					Stock		Stock Option
Name and Principal Position	Year	Salary		Bonus	Awards($)		Awards (#Shs)

Richard Agree	2005	$240,000		$25,000	$244,521	(1)(2)	—
Chairman of the Board	2004	$200,000		$25,000	$172,694	(1)	—
and President	2003	$189,000		$25,000	$128,634	(1)	—
Kenneth R. Howe	2005	$137,500		$20,000	$112,966	(1)(2)	—
Vice President, Finance	2004	$131,000		$20,000	$86,090	(1)	—
and Secretary	2003	$123,000		$17,500	$69,782	(1)	—
David J. Prueter	2005	$168,000		—	$78,649	(1)(2)	—
Vice President	2004	$168,000		—	$50,993	(1)	—
	2003	$168,000		—	$34,025	(1)	—
Charles T. Carter, Jr.	2005	$68,654	(3)	$60,000	—		—
Vice President
Vicky Whalen-Umphryes	2005	$55,385	(4)	$65,000	—		—
Vice President

(1)	The dollar value of the award of restricted stock is calculated by multiplying the closing market price of the common stock on the date of the award by the number of shares awarded. Messrs. Agree, Howe, Prueter and Ms. Whalen-Umphryes were awarded 14,500, 6,000, 3,500 and 2,000 shares of restricted stock on December 14, 2005 (a 2005 award); Messrs. Agree, Howe and Prueter were awarded 14,500, 6,000 and 3,500 shares of restricted stock on January 3, 2005 (a 2004 award); Mr. Prueter was awarded 2,500 shares of restricted stock on July 16, 2005 and October 3, 2005; Messrs. Agree, Howe and Prueter were awarded 12,500, 5,500 and 3,000 shares of restricted stock, respectively on January 1, 2004 (a 2003 award); Messrs. Agree, Howe, and Prueter were awarded 8,000, 4,500 and 2,500 shares of restricted stock, respectively on January 1, 2003 (a 2002 award). These shares of restricted stock are (i) subject to restrictions on transfer which lapse in equal annual installments over a five-year period from the date of the grant and (ii) are entitled to and receive dividends from the date of the grant.

(2)	At December 31, 2005, Messrs. Agree, Howe and Prueter owned 75,400, 44,250 and 19,000 shares of restricted stock, respectively, the market value (as computed pursuant to footnote (1) above) of which was $2,179,060, $1,278,825 and $549,100, respectively.

(3)	Mr. Carter’s annual salary at December 31, 2005 was $170,000

(4)	Ms. Whalen-Umphryes annual salary at December 31, 2005 was $240,000
OPTION GRANTS
      During the year ended December 31, 2005, we did not grant any stock options to purchase shares of our common stock.

OPTION EXERCISES IN 2005 AND YEAR-END VALUES TABLE
      The following table sets forth certain information with respect to unexercised stock options held by the Named Executive Officer at December 31, 2005.
VALUE OF UNEXERCISED OPTIONS(1)

	Number of Unexercised
	Options At December 31,
	2005(2)

Name and Principal Position	Exercisable	Unexercisable

Kenneth R. Howe Vice President, Finance and Secretary	4,900	—

(1)	All options were in-the-money at December 31, 2005. As of December 31, 2005 the closing price of our common stock was $28.90 per share.

(2)	All unexercised options are fully vested, have an exercise price of $19.50 per share and expire upon employment termination.
EMPLOYMENT AGREEMENTS
      Our current employment agreements with Mr. Agree and Mr. Howe became effective on July 1, 2004. Mr. Prueter’s employment agreement became effective on January 10, 2000. Mr. Carter’s employment agreement became effective on August 1, 2005 and Ms. Whalen-Umphryes employment agreement became effective on October 1, 2005.
      Mr. Agree’s employment agreement, pursuant to which he serves as our Chairman of the Board and President, has a five-year term. Under his employment agreement, Mr. Agree receives an annual base salary of $250,000, subject to annual increases at the discretion of the executive compensation committee, and is entitled to participate in the Stock Incentive Plan and all other benefit programs generally available to our executive officers.
      If we terminate Mr. Agree’s employment without cause (as defined below), he is entitled to receive a payment of all amounts payable during the term of the employment agreement (including, but not limited to his salary at the then applicable rate) and has the right to continue to participate in all benefit plans made generally available by us to our executives. In addition, all unvested shares of our common stock issued to Mr. Agree under our Stock Incentive Plan will become fully vested.
      If a change-in-control (as defined in the employment agreement) occurs prior to the expiration of Mr. Agree’s employment agreement and within three years after the change-in-control Mr. Agree’s employment is terminated by us, Mr. Agree is entitled to be paid the greater of three times his then compensation, or his compensation to be paid over the remaining life of the employment agreement.
      We may terminate Mr. Agree’s agreement for “cause” which is defined to include (1) willful failure or refusal to perform specific reasonable written directives of the board of directors; (2) conviction of a felony; (3) dishonesty involving us which results in an unjust gain or enrichment at our expense; (4) moral turpitude which adversely affects our business; or (5) a material breach of the non-competition section of the employment agreement. In the event of Mr. Agree’s termination for cause he will forfeit his right to any and all benefits entitled to be received pursuant to his employment agreement (other than any previously vested benefits) following the date of termination. Mr. Agree’s agreement may also be terminated if Mr. Agree dies or becomes disabled (as defined in the agreement). In the event of termination of the agreement because of Mr. Agree’s death or disability, Mr. Agree (or his estate) shall receive for the longer of (x) the remainder of the calendar year; or (y) six months, Mr. Agree’s salary in effect at the date of his death or disability.
      The employment agreement with Mr. Howe, pursuant to which he serves as our chief Financial Officer and Secretary, is identical to Mr. Agree’s employment agreement, except that Mr. Howe’s agreement provides for an annual base salary of $143,000 and is for a three year term. The term can be extended for two additional one year terms, at our option.
      The employment agreement with Mr. Prueter, pursuant to which he serves as a Vice President had an initial term of five years and has been extended by the board for an additional two year period, is similar to Mr. Agree’s employment agreement, except that Mr. Prueter’s agreement provides for an annual base salary of $175,000 and entitles him to receive at least 2,500 shares of restricted stock each year.
      The employment agreement with Mr. Carter, pursuant to which he serves as a Vice President has an initial term of two years, is similar to Mr. Agree’s employment agreement, except that Mr. Carter’s agreement provides for an annual base salary of $170,000 and entitles him to receive an additional bonus of at least 2,000 shares of our common stock or an equivalent cash payment each year. Mr. Carter’s agreement also provides for additional compensation should he obtain and complete development projects.
      The employment agreement with Ms. Whalen-Umphryes, pursuant to which she serves as a Vice President has an initial term of three years, is similar to Mr. Agree’s employment agreement, except that Ms. Whalen-Umphryes’ agreement provides for an annual base salary of $240,000 and entitles her to receive 2,000 shares of our restricted stock each year. Ms. Whalen-Umphryes’ agreement also provides for additional compensation should she obtain and complete development projects.
COMPENSATION COMMITTEE REPORT
      The executive compensation committee determines compensation for our executive officers and administers any stock incentive or other compensation plans adopted by us, including the Stock Incentive Plan. The executive compensation committee believes that our compensation package must be structured in a manner that will help us attract and retain qualified executives and will align compensation of such executives with the interests of the stockholders. The compensation package currently consists of salary, bonus and long-term compensation in the form of stock options and restricted stock awards issued pursuant to the Stock Incentive Plan.
SALARY BONUS AND OTHER ANNUAL COMPENSATION
      Salary and bonus amounts are determined by the executive compensation committee using a subjective evaluation process. In making determinations of salary and bonus amounts, the committee considers our general performance, the officer’s position, level and scope of responsibility and the officer’s anticipated performance and contributions to our long-term goals. The base salaries for Richard Agree, Kenneth R. Howe, David J. Prueter, Charles T. Carter, Jr. and Vicky Whalen-Umphryes were established pursuant to their employment agreements. Joey Agree does not have an employment agreement
EQUITY INCENTIVE PLAN
      The executive compensation committee is responsible for administering the 2005 Equity Incentive Plan, which includes determining the individuals to be granted stock option awards or restricted stock grants and defining the terms of such awards, including the number of shares, exercise price, vesting schedule and expiration date.
      The purpose of the 2005 Equity Stock Incentive Plan is to provide compensation to persons whose services are considered essential to us. By linking this compensation to the market performance of our common stock and the growth in funds from operations we intend to provide additional incentive for officers and key employees to enhance our value and success and align the long-term interests of the officers and key employees with our interest.
      The executive compensation committee uses a subjective evaluation process to determine whether an officer or key employee should receive a stock option grant or receive a restricted stock award and the number of shares to be granted or awarded to such officer or key employee. The committee has not set specific objective goals or standards that an officer or key employee must meet to receive a stock option or restricted stock award. The factors considered by the executive compensation committee include our general performance, the position, level and scope of responsibility of the respective officer or key employee and the officer’s or key employee’s anticipated performance and contributions to our achievement of our long-term goals.
      We did not grant any options to purchase shares of common stock in 2005.
      The foregoing report is given by the following members of the executive compensation committee.

Gene Silverman, Chairman
Ellis Wachs
Farris Kalil
AUDIT COMMITTEE REPORT
      Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with GAAP. Our independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assistance as to such financial statements concerning compliance with the laws, regulation or GAAP or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. We held two meetings during fiscal 2005. The meetings were designed among other things, to facilitate and encourage communication among the committee, management and our independent auditors, BDO Seidman, LLP. We discussed with BDO Seidman the overall scope and plans for their audit. We met with BDO Seidman, with and without management present, to discuss the results of their examination and their evaluations of our internal controls.
      We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005 with management and BDO Seidman. We also discussed with management and BDO Seidman the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.
      In addition, the audit committee obtained from BDO Seidman a formal written statement describing all relationships between the auditors and us that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. When considering BDO Seidman’s independence, we considered whether their provision of services to the company, beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, BDO Seidman. The audit committee also discussed and reviewed with the independent auditors all communications required by GAAP, including those described in Statement on Auditing Standards (SAS) No. 61, as amended, “Communication with Audit Committees,” SAS99 “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.
      Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors (and the board has approved) that the audited financial statements for the year ended December 31, 2005 be included in the Annual Report on Form 10-K for filing with the SEC. We have selected BDO Seidman as our independent auditors for the fiscal year ended December 31, 2005 and the fiscal quarters ending March 31, 2006, June 30, 2006 and September 30, 2006.
      Respectively submitted on March 16, 2006, by the members of the audit committee of the board of directors.

Farris Kalil, Chairman
Ellis Wachs
Gene Silverman
EQUITY COMPENSATION PLAN INFORMATION
      The following table gives information about the common stock that may be issued upon the exercise of options or grant of other equity awards under the 2005 Equity Incentive Plan as of December 31, 2005.

Equity Compensation Plan Information

Number of securities
			average	remaining available
for future issuance
	Number of securities		Weighted-average	under equity
	to be issued upon		exercise price of	compensation plan
	exercise of		outstanding	(excluding
	outstanding options,		options, warrants	securities reflected
Plan Category	warrants and rights		and rights	in column (a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,900	(1)	$19.50	957,100	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	4,900		$19.50	957,100

(1)	Does not include restricted stock as they have been reflected in our total shares of common stock outstanding.

(2)	Certain securities may be issued in the form of restricted stock.

PERFORMANCE GRAPH
      Rules promulgated under the Securities Exchange Act of 1934 require us to present a graph comparing the cumulative total stockholder return on its common stock with the cumulative total stockholder return of (1) a broad equity market index, and (2) a published industry index or peer group. The graph compares the cumulative total stockholder return of the common stock (NYSE: ADC), based on the market price of the common stock and assuming reinvestment of dividends, with the SNL Shopping Center REIT Index and the Russell 2000 Index. The graph assumes the investment of $100 on January 1, 2001.

PERIOD ENDING

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Agree Realty Corporation	100.00	148.67	150.11	271.99	325.79	318.16

Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46

SNL Shopping Center REITS Index	100.00	128.54	148.57	210.64	286.18	312.28

CERTAIN RELATIONSHIPS AND TRANSACTIONS
      Sommers Schwartz, the law firm of which Leon M. Schurgin, one of our directors, is a senior shareholder, acted as our counsel in various matters during 2005. We paid Mr. Schurgin’s firm aggregate fees of approximately $239,000 during the year.
      We lease our executive offices, located at 31850 Northwestern Highway, Farmington Hills, Michigan from a limited liability company controlled by Mr. Agree’s children. Under the terms of the lease, which expires December 31, 2009, we are required to pay an annual rental of $90,000 and are responsible for the payment of real estate taxes, insurance and maintenance expenses relating to the building. Management believes that the lease terms are consistent with leases for similar properties in the area.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Upon recommendation of and approval by the Audit Committee, BDO Seidman, LLP has been selected to act as our independent certified public accountants during the current year. During fiscal year 2005, BDO Seidman served as our independent auditors and also provided certain tax and other audit related services.
      The Audit Committee has not yet finalized the retention of BDO Seidman for our audit for the year ended December 31, 2006. The Audit Committee will review and discuss the audit fees for the 2006 audit with BDO Seidman, and may determine to retain another firm as our independent registered public accounting firm if the Audit Committee determines that such retention is in the best interest of the Company and its shareholders.
      Aggregate fees for professional services rendered to us by BDO Seidman as of and for the years ended December 31, 2005 and 2004 were:

	2005	2004

Audit fees	$82,500	$67,000
Audit-related fees	—	—
Tax fees	$17,850	$14,600
All other fees	$12,000	—
      The audit committee approved all fees paid to BDO Seidman, LLP.
      Audit Fees. Audit fees include fees for the audit of our annual consolidated financial statements, for review of the financial statements included in our quarterly reports on Form 10-Q and for the annual audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
      Audit Related Fees. No audit related fees were paid in 2005 or 2004.
      Tax Fees. Tax fees related to professional services for tax compliance and consulting.
      All Other Fees. All other fees consist of fees paid for the review of Registration Statements.
      At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants. The audit committee has delegated to its chairman, Farris Kalil, an independent member of our board of directors, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by Mr. Kalil shall be reported to the audit committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (1) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (2) such services were not recognized by the company as non-audit services at the time of the engagement; and (3) such services are promptly brought to the attention of the audit committee and, prior to completion of the audit, are approved by the audit committee or by one or more audit committee members who have been delegated authority to grant approvals.
      The audit committee had considered whether the provision of these services is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected BDO Seidman’s independence.
      A representative of BDO Seidman will be present at the annual meeting and will be provided with the opportunity to make a statement if such representative desires to do so. Such representative is also expected to be available to respond to appropriate questions.
OTHER MATTERS
      As of the mailing date of this proxy statement, the board of directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the persons named in the enclosed proxy will vote thereon as they determine to be in the best interests of us.
PROPOSALS FOR NEXT ANNUAL MEETING
      Any stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the annual meeting of stockholders to be held in 2006 must be received at our office at 31850 Northwestern Highway, Farmington Hills, MI 48334, no later than November 21, 2006.
      Any shareholder who intends to bring business before the annual meeting in the year 2006, but not include the proposal in our proxy statement, or to nominate a person to the board of directors, must give written notice to our corporate secretary, Kenneth R. Howe at our office at 31850 Northwestern Highway, Farmington Hills, MI 48334, no later than January 20, 2007.
ANNUAL REPORT
      A copy of our Annual Report to Stockholders for the year ended December 31, 2005 accompanies this proxy statement.

002CS-10619

Annual Meeting Proxy Card

A  Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – Richard Agree	☐	☐

02 – Michael Rotchford	☐	☐

2.	In their judgment, upon such other matters as may properly come before the meeting.
☐	Mark this box with an X if you plan to attend the Annual Meeting.
C  Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
(Please sign exactly as your name or names appear hereon. Where shares are held jointly both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.)

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Agree Realty Corporation

Proxy for Annual Meeting of Stockholders May 8, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Richard Agree and Kenneth R. Howe as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Common Stock of Agree Realty Corporation held on record by the undersigned on March 13, 2006 at the Annual Meeting of Stockholders to be held on May 8, 2006, or any adjournment thereof.
The Board of Directors recommends a vote FOR all of the nominees for director.
This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR each of the matters hereon.
NOTE — PLEASE COMPLETE THIS PROXY AND MAIL TO US PROMPTLY.